VOTING AGREEMENT

This VOTING AGREEMENT, dated as of this 15th day of September 2006 (“Agreement”), is by and among KI Equity Partners III, LLC, a Delaware limited liability company (“KI Equity”), XIA Pharmaceutical Inc., an international business company incorporated in the British Virgin Islands and the majority shareholder of the Company (as defined below) and each of the other persons whose signature appears under the caption (collectively, the “Shareholders”) on the signature page hereof. For purposes of this Agreement, KI Equity and each person whose signature appears on the signature page hereof shall be referred to herein individually as “Shareholder” and collectively as the “Shareholders”.

WHEREAS, as of the date hereof, each Shareholder owns beneficially of record or has the power to vote, or direct the vote of, shares of common stock, $.001 par value per share (“Common Stock”) or shares of the Common Stock, $.001 par value per share (“Common Stock”), of Applied Spectrum Technologies, Inc. (“Applied Spectrum”), a Delaware corporation, as set forth opposite such Shareholder’s name on Exhibit A hereto (all such shares of Common Stock and Preferred Stock and any shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, Applied Spectrum, Ever Leader Holdings, Limited., a company incorporated under the laws of Hong Kong SAR (the "Company") and the Shareholders have entered into an Exchange Agreement, dated September 7, 2006 (as the same may be amended from time to time) (the “Exchange Agreement”) which provides, upon the terms and subject to the conditions thereof, for the exchange of all of the Shares of the Company for Applied Spectrum’s shares of Common Stock (the “Exchange”);

WHEREAS, as a condition to the consummation of the Exchange Agreement, KI Equity has requested that the Shareholders agree, and the Shareholders have agreed, severally, to enter into this Agreement; and

WHEREAS, the capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Exchange Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Exchange Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING OF SHARES FOR DIRECTORS

SECTION 1.01  Vote in Favor of the Directors. During the period commencing on the date hereof and terminating one year thereafter, each Shareholder, in its capacity as a Shareholder of Applied Spectrum (or successor), agrees to vote (or cause to be voted) all Shares directly or indirectly owned by the Shareholder or over which the Shareholder has the beneficial ownership or the right to vote and all Shares which such Shareholder acquires directly or indirectly or has the beneficial ownership or right to vote in the future, at any meeting of the Shareholders of Applied Spectrum, and in any action by written consent of the Shareholders of Applied Spectrum, in favor of the election of the Director Designees, as defined herein, to the Board of Directors of Applied Spectrum and will not vote (or cause to be voted) for the removal of the Director Designees from the Board of Directors. Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Applied Spectrum’s governing documents, but with respect to the Director Designee pursuant to Section 1.03 (c), in the event such Director Designee is removed as a director of the Company, KI Equity shall have the right to approve the designation and nomination such removed director's replacement.

SECTION 1.02  Size of Board of Directors. The Shareholders agree that the Board of Directors of Applied Spectrum shall consist of five (5) persons during the term hereof, and the Shareholders will take all such action to set the number of directors consistent with this section 1.02.

SECTION 1.03  Director Designees. The Director Designees will be as follows:

(a)  so long as Yiqing Wan, Ruilu Song and Jingbo Wu are employed by or a shareholder of Applied Spectrum, for Yiqing Wan, Ruilu Song and Jingbo Wu (or a person designated by such person in substitution for himself), provided, however, that within ninety (90) days following the Closing, the board composition shall consist of a majority of independent directors and, accordingly, one of the foregoing persons shall resign as a director and be replaced by an independent director who shall be designated by Applied Spectrum; and

(b)  for one person designated by Keating Investments, LLC, who shall be an independent director,

(c)  so long as KI Equity is a shareholder of Applied Spectrum, for one person designated by KI Equity, which person shall be an independent director.

Neither the Shareholders, nor any of the officers, directors, shareholders, members, managers, partners, employees or agents of any Shareholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

SECTION 1.04  Term of Agreement. The obligations of the Shareholders pursuant to this Article I shall terminate on the first anniversary of the date of this Agreement.

ARTICLE II
VOTING FOR CORPORATE ACTIONS

SECTION 2.01  Vote in Favor of Corporate Matters. During the term of this Agreement, each Shareholder hereby agrees and covenants to vote or cause to be voted all of his Shares then owned by him, or over which he has voting power, and all Shares which such Shareholder acquires directly or indirectly or has the beneficial ownership or right to vote in the future, at any regular or special meeting of shareholders, or, in lieu of any such meeting, to give his written consent in any action by written consent of the shareholders, in favor of each of the following items (“Actions”):

(a)  To approve the change of the name of Applied Spectrum to a name selected by the Board;

(b)  All such other actions as shall be necessary or desirable in connection with or related to the foregoing actions in (a) above including, without limitation, any amendment to the articles of incorporation of Applied Spectrum to effect the foregoing.

SECTION 2.02  Grant of Proxy; Further Assurance. In the event that, in connection with any regular or special meeting of shareholders, or, in lieu of any such meeting, with a written consent in any action by written consent of the shareholders, within five (5) days following a written request thereof by Keating Investments, LLC (or a representative thereof), a Shareholder fails to vote or cause to be voted all of his Shares in favor of the Actions in accordance with the instructions set forth in such written request, or to execute a written consent in connection therewith, each Shareholder, by this Agreement, with respect to all Shares over which it has voting authority and any Shares hereinafter acquired by such Shareholder over which it may have voting authority, does hereby irrevocably constitute and appoint Keating Investments, LLC, or any nominee, with full power of substitution, as his or its true and lawful attorney and proxy, for and in his or its name, place and stead, to vote each of such Shares as such Shareholder’s proxy, at every annual, special or adjourned meeting of the shareholders of Applied Spectrum (including the right to sign his or its name (as Shareholder) to any consent, certificate or other document relating to Applied Spectrum that may be permitted or required by applicable law) in favor of the adoption and approval of each of the Actions. This proxy extends to no other matter, except for the Actions as enumerated above. Each Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Applied Spectrum the power to carry out the provisions of this Agreement

SECTION 2.03  Termination. The obligations of each Shareholder pursuant to this Article II shall terminate upon the adoption and approval of the Actions by the shareholders of Applied Spectrum.

SECTION 2.04  Obligations as Director and/or Officer. If a Shareholder or any of its affiliates or nominees is a member of the board of directors of Applied Spectrum (a “Director”) or an officer of Applied Spectrum (an “Officer”), nothing in this Agreement shall be deemed to limit or restrict the Director or Officer acting in his or her capacity as a Director or Officer of Applied Spectrum, as the case may be, and exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Applied Spectrum and shall not apply to his or her actions, judgments or decisions as a Director or Officer of Applied Spectrum.

ARTICLE III
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby severally represents warrants and covenants to the other Shareholders as follows:

SECTION 3.01  Authorization. Such Shareholder has full legal capacity and authority to enter into this Agreement and to carry out such person’s obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the other Shareholders) this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

SECTION 3.02  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate any Legal Requirement applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Shareholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b)  The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Shareholder of such Shareholder’s obligations under this Agreement.

SECTION 3.03  Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such Shareholder or any of such Shareholder’s affiliates, threatened against such Shareholder or any of such Shareholder’s affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to materially delay or impair such Shareholder’s ability to consummate the actions contemplated by this Agreement. There is no judgment, decree or order against such Shareholder or any of such Shareholder’s affiliates, or, to the knowledge of such Shareholder of any of such Shareholder’s affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the actions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on such Shareholder’s ability to consummate the actions contemplated by this Agreement.

SECTION 3.04  Title to Shares. Such Shareholder is the legal and beneficial owner of its Shares free and clear of all Liens.

SECTION 3.05  Absence of Claims. Each Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Shareholder against Applied Spectrum or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of Applied Spectrum or any Shareholder.

ARTICLE IV
GENERAL PROVISIONS

SECTION 4.01  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.01):

(a) If to any Shareholder (other than KI Equity):

c/o Changjiang Tower, 23rd Floor,
No. 1. Minquan Road, Wuhan,
Hubei Province, People’s Republic of China

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726

(b) If to KI Equity:

KI Equity Partners III, LLC
Mr. Timothy J. Keating, Manager
5251 DTC Parkway, Suite 1090
Greenwood Village, CO USA 80111-2739
(720) 889-1031 telephone
(720) 889-0135 telecopy

SECTION 4.02  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.04  Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 4.05  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 4.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

SECTION 4.07  Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York.

SECTION 4.08  No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.09  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.10  Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

SECTION 4.11  Exchange Agreement. All references to the Exchange Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

[Signature page(s) follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

/s/ John Eliasov______________

John Eliasov, Individually

  /s/ Richard I. Anslow__________

Richard I. Anslow, Individually

/s/_ Gregg E. Jaclin ___________

Gregg E. Jaclin, Individually

/s/_ Huilian Song _____________

Huilian Song, Individually

MOVEUP INVESTMENTS LIMITED

/s/_ Shaoping Lu _______________
Shaoping Lu, Director

/s/_ Lifang Cai _________________
Lifang Cai, Individually

/s/_ Yunlong Guo _______________
Yunlong Guo, Individually

/s/_ Yuanfu Xie _________________
Yuanfu Xie, Individually

XIA PHARMACEUTICAL, INC.

/s/_ Yiqing Wan ________________
Yiqing Wan, Director

/s/_ Youliang Tang ______________
Youliang Tang, Individually

/s/_ Ming Guo __________________
Ming Guo, Individually

/s/_ Hua Xu ____________________
Hua Xu, Individually

/s/_ Hui Xu ____________________
Hui Xu, Individually

/s/_ Ping Xu ___________________
Ping Xu, Individually

/s/_ Su Wang __________________
Su Wang, Individually

/s/_ Kai Wang _________________
Kai Wang, Individually

/s/_ Xiangzhi Zhou _____________
Xiangzhi Zhou, Individually

/s/_ Hanfen Zhang ______________
Hanfen Zhang, Individually

/s/_ Lim Sin Hiok ______________
Lim Sin Hiok, Individually

/s/_ Tong Siew Chung __________
Tong Siew Chung, Individually

XIA SHAREHOLDERS:

/s/_ Yiqing Wan _______________
Yiqing Wan, Individually

/s/_ Wei Xu ___________________
Wei Xu, Individually